HEI Exhibit 99

April 30, 2015

Contact:	Clifford H. Chen
	Manager, Investor Relations &	Telephone: (808) 543-7300
	Strategic Planning	E-mail: ir@hei.com
AMERICAN SAVINGS BANK REPORTS FIRST QUARTER 2015 EARNINGS

Net Income of $13.5 Million
Return on Assets of 0.96%, Return on Equity of 10.0%
American Continues to Deliver Solid Results as It Prepares for Planned Spin-off

HONOLULU - American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE), today reported net income for the first quarter of 2015 of $13.5 million, compared to $12.1 million in the fourth (or linked) quarter of 2014 and $14.4 million in the first quarter of 2014.
“We made good progress on our key priorities during the quarter, with strong core deposit growth, excellent asset quality, and broad improvement in non-interest income. Mortgage production was strong following the dip in interest rates, but our decision to sell most of the low-rate loans contributed to lower loan growth than in prior quarters,” said Rich Wacker, president and chief executive officer of American. “We also accomplished an important step toward the planned spin-off of ASB Hawaii by filing our Form 10 with the Securities and Exchange Commission.”
First quarter 2015 net income was $1.4 million higher than the linked quarter primarily driven by (on an after-tax basis):

•	$1 million lower provision for loan losses, with no repeat of the lava flow-related provision in the linked quarter; and

•	$1 million higher noninterest income in the first quarter of 2015 across many areas, especially mortgage banking income from gains on sale of newly originated mortgages.
These were partially offset by $1 million lower net interest income primarily due to interest and fees related to commercial loan payoffs in the fourth quarter of 2014.

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Note: Amounts indicated as “after-tax” in this earnings release are based upon adjusting items for the composite statutory tax rate of 40% for American.

Compared to the same quarter of 2014, net income was lower by $0.9 million primarily driven by (on an after-tax basis):

•	$2 million gain in the first quarter of 2014 on the sale of the municipal bond securities portfolio; and

•	$2 million higher noninterest expense in the first quarter of 2015 due primarily to higher pension expense from the effect of a lower discount rate and changes in the national mortality tables.
These were largely offset by (on an after-tax basis):

•
$1 million higher non-interest income, excluding the gain on sale of the municipal bond securities portfolio discussed above, particularly from mortgage banking and fees on deposit products in the first quarter of 2015; and

•	$1 million higher net interest income in the first quarter of 2015 driven by the growth in our lending portfolio.
Net interest income (pretax) was $45.5 million in the first quarter of 2015 compared to $46.7 million in the linked quarter of 2014 and $44.1 million in the prior year quarter. Net interest margin was 3.52% compared to 3.65% in the linked quarter and 3.64% in the first quarter of 2014. Compared to the linked quarter, the declines were due to the previously mentioned fourth quarter 2014 interest and fees realized in connection with certain commercial loan payoffs combined with lower yields related to the accounting effect of slower recognition of loan fees and faster premium amortization on mortgage-related securities in the first quarter of 2015. Compared to the prior year quarter, the decline in net interest margin was largely attributable to lower yields on interest earning assets as loans continued to re-price down.
Provision for loan losses (pretax) was $0.6 million in the first quarter of 2015, lower than the $2.6 million in the linked quarter of 2014 and lower than the provision of $1.0 million in the first quarter of 2014. The higher provision in the linked quarter was largely due to reserves for a commercial loan impacted by the lava flows on Hawaii Island. The first quarter 2015 net charge-off ratio was 0.04%, consistent with the linked quarter and 0.02% in the prior year quarter. Credit quality and trends continue to be stable and good, reflecting prudent credit risk management and a strong Hawaii economy.
Noninterest income (pretax) was $16.1 million in the first quarter of 2015, compared to $15.3 million in the linked quarter and $16.9 million in the first quarter of 2014, which included the $2.8 million gain on the sale of the municipal bond portfolio.
Noninterest expense (pretax) was $40.4 million in the first quarter of 2015, compared to $41.1 million in the linked quarter and $37.5 million in the first quarter of 2014. Noninterest expense was $0.7 million lower compared to the linked quarter, which included a settlement of a purported class action lawsuit related to overdraft fees on debit card transactions and other one-time costs.

Loan growth was 1% annualized in the first quarter of 2015 driven largely by increases in commercial real estate and commercial markets loans. Residential loans were down slightly as more newly originated mortgages were sold in the secondary markets. American continues to expect to meet its target of mid-single digit loan growth for the full year.
Total deposits were $4.8 billion at March 31, 2015, up $128 million from December 31, 2014, primarily driven by the 12% annualized increase in low-cost core deposits. Average cost of funds remained low at 0.22% for the first quarter of 2015, consistent with the linked quarter and 1 basis point lower than the 0.23% for the prior year quarter.
American’s return on average equity was 10.0%, up from 8.9% in the linked quarter, but lower than the 10.9% in the first quarter of last year. Return on average assets was 0.96% for the first quarter of 2015, compared to 0.88% from the linked quarter and 1.09% in the same quarter last year. American’s solid results enabled it to pay dividends of $7.5 million to HEI in the quarter while maintaining healthy capital levels - leverage ratio of 8.9% and total capital ratio of 13.2% at March 31, 2015.

HEI EARNINGS RELEASE
Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its first quarter 2015 financial results today. Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the first quarter of 2015.
HEI plans to announce its first quarter 2015 consolidated financial results via press release on Wednesday, May 6, 2015. However, in light of the upcoming special meeting of shareholders to be held on May 12, 2015, there will not be a webcast and conference call for the first quarter.
HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Annual Report on Form 10-K for the year ended December 31, 2014 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric Company, Inc, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended
(in thousands)	March 31, 2015	December 31, 2014	March 31, 2014
Interest and dividend income
Interest and fees on loans	$45,198	$46,276	$43,682
Interest and dividends on investment securities	3,051	3,187	3,035
Total interest and dividend income	48,249	49,463	46,717
Interest expense
Interest on deposit liabilities	1,260	1,303	1,225
Interest on other borrowings	1,466	1,468	1,405
Total interest expense	2,726	2,771	2,630
Net interest income	45,523	46,692	44,087
Provision for loan losses	614	2,560	995
Net interest income after provision for loan losses	44,909	44,132	43,092
Noninterest income
Fees from other financial services	5,355	5,760	5,128
Fee income on deposit liabilities	5,315	5,074	4,421
Fee income on other financial products	1,889	1,806	2,290
Bank-owned life insurance	983	1,004	963
Mortgage banking income	1,822	1,164	628
Gains on sale of investment securities	—	—	2,847
Other income, net	735	455	625
Total noninterest income	16,099	15,263	16,902
Noninterest expense
Compensation and employee benefits	21,766	19,835	20,286
Occupancy	4,113	4,238	3,953
Data processing	3,116	2,975	3,060
Services	2,341	2,561	2,273
Equipment	1,701	1,638	1,645
Office supplies, printing and postage	1,483	1,602	1,616
Marketing	841	1,309	711
FDIC insurance	811	820	796
Other expense	4,205	6,116	3,122
Total noninterest expense	40,377	41,094	37,462
Income before income taxes	20,631	18,301	$22,532
Income taxes	7,156	6,188	8,133
Net income	$13,475	$12,113	$14,399
Comprehensive income	$17,318	$5,419	$15,423
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	0.96	0.88	1.09
Return on average equity	9.96	8.93	10.94
Return on average tangible common equity	11.74	10.52	12.96
Net interest margin	3.52	3.65	3.64
Net charge-offs to average loans outstanding	0.04	0.04	0.02
As of period end
Nonperforming assets to loans outstanding and real estate owned *	0.80	0.85	1.12
Allowance for loan losses to loans outstanding	1.03	1.03	0.98
Tier-1 leverage ratio *	8.9	8.9	9.0
Total capital ratio *	13.2	12.3	12.7
Tangible common equity to total assets	8.18	8.23	8.42
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	8	9	9
* Regulatory basis. Capital ratios as of March 31, 2015 calculated under Basel III rules, which became effective January 1, 2015.
Prior period financial statements reflect the retrospective application of Accounting Standards Update (ASU) No. 2014-01, “Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects,” which was adopted as of January 1, 2015 and did not have a material impact on ASB’s financial condition or results of operations.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2014, ASB Hawaii, Inc.'s Form 10 filed with the SEC on March 30, 2015 and HEI's Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2015 (when filed), as updated by SEC Forms 8-K. Results of operations for interim periods are not necessarily indicative of results to be expected for future interim periods or the full year.

American Savings Bank, F.S.B.
BALANCE SHEETS DATA
(Unaudited)

	March 31, 2015		December 31, 2014
(in thousands)
Assets
Cash and due from banks		$98,484		$107,233
Interest-bearing deposits		172,517		54,230
Available-for-sale investment securities, at fair value		590,648		550,394
Stock in Federal Home Loan Bank of Seattle, at cost		63,711		69,302
Loans receivable held for investment		4,447,299		4,434,651
Allowance for loan losses		(45,795)		(45,618)
Net loans		4,401,504		4,389,033
Loans held for sale, at lower of cost or fair value		9,906		8,424
Other		305,917		305,416
Goodwill		82,190		82,190
Total assets		$5,724,877		$5,566,222
Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing		$1,420,085		$1,342,794
Deposit liabilities–interest-bearing		3,331,243		3,280,621
Other borrowings		312,094		290,656
Other		117,849		118,363
Total liabilities		5,181,271		5,032,434
Common stock		1		1
Additional paid in capital		338,411		338,411
Retained earnings		217,909		211,934
Accumulated other comprehensive loss, net of tax benefits
Net unrealized gains on securities	$3,913		$462
Retirement benefit plans	(16,628)	(12,715)	(17,020)	(16,558)
Total shareholder’s equity		543,606		533,788
Total liabilities and shareholder’s equity		$5,724,877		$5,566,222

Prior period financial statements reflect the retrospective application of Accounting Standards Update (ASU) No. 2014-01, “Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects,” which was adopted as of January 1, 2015 and did not have a material impact on ASB’s financial condition or results of operations.
This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2014, ASB Hawaii, Inc.'s Form 10 filed with the SEC on March 30, 2015 and HEI's Quarterly Report on SEC Form 10-Q for the quarter ended March 31, 2015 (when filed), as updated by SEC Forms 8-K.